EXHIBIT 99.1

August 27, 2013
FOR IMMEDIATE RELEASE

WaferGen Bio-systems Announces Reverse Stock Split and Capital Restructuring

FREMONT, Calif., August 27, 2013 /PRNewswire/ -- WaferGen Bio-systems, Inc. (OTCBB: WGBS) announced today a 1-for-99.39 reverse stock split of its outstanding common stock and the completion of a capital restructuring of its Series A-1 Convertible Preferred Stock, convertible promissory notes and warrants issued in May 2011.  The Company completed the reverse stock split and capital restructuring as part of its efforts to improve its capital structure and raise additional capital.

Reverse Stock Split

The reverse stock split became effective at 1:01 p.m. Pacific Time on August 27, 2013.  WaferGen’s common stock will begin trading on a split adjusted basis on the OTCBB when the market opens on August 28, 2013.  The common stock will have a new CUSIP number, 93041P 209, and will trade for 20 days under the temporary trading symbol, “WGBSD,” with the “D” added to signify that the reverse stock split has occurred.

As a result of the reverse stock split, every 99.39 shares of issued WaferGen common stock will be combined into one share of common stock.  In lieu of issuing fractional shares in connection with the reverse stock split, the Company will round fractional shares up to the next whole share.

The reverse stock split reduced the number of issued and outstanding shares of Wafergen common stock, prior to the capital restructuring, from approximately 41.7 million to approximately 420,000.  The reverse stock split did not change the authorized number of shares of common stock or preferred stock of the Company or the par value of the Company’s common stock or preferred stock, but it did result in a proportionate adjustment to the per share exercise price and the number of common shares issuable upon the exercise of outstanding warrants and stock options, and the number of shares of common stock eligible for issuance under the Company’s 2008 Stock Incentive Plan.

Stockholders who hold their shares in brokerage accounts or “street name” will not be required to take any action to effect the exchange of their shares.  Holders of share certificates will receive instructions from the Company’s transfer agent, Continental Stock Transfer & Trust Company, regarding the process for exchanging their shares.  Continental Stock Transfer & Trust Company can be reached at (917) 262-2378.

Capital Restructuring

After giving effect to the reverse stock split, Wafergen issued new shares of common stock, Series 1 convertible preferred stock and warrants to purchase common stock to existing investors in exchange for all of the Company’s outstanding shares of Series A-1 convertible preferred stock, promissory notes convertible into shares of Series A-2 convertible preferred stock and warrants that were originally issued in May 2011.  As a result of the exchange, the Company retired approximately $17.1 million of convertible notes, shares of Series A-1 preferred stock with an aggregate liquidation preference of approximately $17.1 million and warrants to purchase an aggregate of 565,180 shares of post-split common stock at an exercise price of $61.62 per share.  In the exchange, the Company issued 2,987 shares of Series 1 convertible preferred stock (with a liquidation preference of $2.99, convertible into 7,513,372 shares of common stock), 1,067,317 shares of common stock, and warrants for 2,369,000 shares of common stock at an exercise price of $2.60 per share.

In connection with the exchange, the Company also agreed to file a registration statement under the Securities Act for the resale of the common shares issued in the exchange and the common shares underlying the Series 1 convertible preferred stock and warrants.

In connection with the capital restructuring, the Company also issued promissory notes in favor of its Malaysian subsidiary, WaferGen Biosystems (M) Sdn. Bhd.  The notes were issued in consideration for the subsidiary’s cancellation of the Company’s obligations under an outstanding $5.3 million loan.  The new notes have a seven-year term and require a single balloon payment of $6.6 million at the end of the seven-year term.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. The securities exchanged in the exchange offering have not yet been registered under the Securities Act of 1933, as amended, or any state securities laws.  Therefore, they may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

About WaferGen

WaferGen Bio-systems, Inc. is an innovative life science Company that offers the SmartChip Real-Time PCR System—a next-generation genetic analysis platform for profiling and validating molecular biomarkers.  It provides a range of high-throughput capabilities including microRNA and mRNA gene expression profiling as well as single nucleotide polymorphism (SNP) genotyping.  SmartChip TE is a new product offering for target enrichment geared towards clinical Next-Gen sequencing (NGS).

For additional information, please see http://www.wafergen.com.

Forward Looking Statements

This press release may contain “forward-looking statements,” including statements which may be preceded by the words “will,” “believes” or similar words.  Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the Company.  Actual results may differ materially from the expectations contained in the forward-looking statements.  More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.  Security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov.  The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

WaferGen Contact:
John Harland
john.harland@wafergen.com
510-780-2395